Exhibit 10.1

INSTALLMENT SALE AGREEMENT

THIS INSTALLMENT SALE AGREEMENT (this “Agreement”) is made as of July 31, 2006, by and among Axesstel Korea, Inc., a Korean limited liability company (“Seller”), and Park JongHeun, an individual, (the “Buyer”), with respect to the following facts:

A. Seller operates a factory located in Korea (the “JN Factory”) for the development and manufacture of components and products in the fixed wireless telecommunications industry (the “JN Factory Business”), and Buyer has been an employee of Seller and the manager of the JN Factory.

B. Seller desires to sell to Buyer and Buyer desires to acquire from Seller substantially all of the tangible and intangible assets used in the operation of the JN Factory Business, on the terms and conditions set forth herein.

IN CONSIDERATION OF the premises and mutual covenants contained in this Agreement, and for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Assets. In consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions set forth in this Agreement, Seller hereby sells, and delivers to Buyer, and Buyer hereby purchases from Seller the following assets and assumes the following obligations (collectively, the “Assets”):

1.1 Real Property Lease. Seller currently leases the real property located at 686-1 Gwaeryang-ri, Jeongnam, Hwaesong-si, Gyeongi, Korea (the “Premises”) pursuant to the terms of a Lease Agreement dated as of July 13, 2005 attached hereto as Exhibit A (the “Real Property Lease”). Seller hereby assigns to Buyer all of Seller’s right, title and interest in the Real Property Lease, and Buyer hereby agrees to assume and perform each and every obligation of Seller under the Real Property Lease. Notwithstanding the forgoing, as between Seller and Buyer, Seller shall retain all rights to Seller’s security deposit with the landlord under the Real Property Lease, until Buyer has made payments to Seller as provided in Section 3 below. Seller shall release its claim to the security deposit to Buyer, on a dollar for dollar basis, with each payment made by Buyer hereunder, so that upon payment hereunder of amounts equal to the security deposit Seller shall have no further claim to the security deposit.

1.2 Personal Property. Seller transfers to Buyer all of the fixtures, furniture, equipment and tangible personal property used in connection with the JN Factory Business, as described on Exhibit B (the “Personal Property”). Seller also transfers to Buyer all of Seller’s rights under (i) any manufacturer’s software used for the basic operation of the Personal Property, and (ii) any manufacturer’s warranties for any item of Personal Property.

1.3 Employee Contracts and Obligations. Seller hereby assigns to Buyer and Buyer hereby assumes from Seller all of Seller’s rights and obligations with respect to Seller’s employees at the JN Factory, including all employment contacts, claims for unpaid wages, severance, vacation pay, sick leave, any rights or obligations under any employment agreements, whether or not in writing, and all rights in connection with and assets of any employee benefit plans (the “Employee Agreements”).

2. Excluded Assets. Buyer is not purchasing and Seller is not transferring to Buyer the following (the “Excluded Assets”):

2.1 Cash and Accounts. Any cash, cash equivalents and short-term investments or accounts receivable.

2.2 Inventory. Any, supplies, goods, raw materials, work in process, inventory, and stock in trade owned by Seller that are used in or are held for sale.

2.3 Manufacturing Aids. Any molds, jigs, fixtures, tooling or other manufacturing aids that are specific to the production of Seller’s products. Any software, whether customer or off the shelf, used in the specific production of Seller’s products, including without limitation any software used for calibration or automated test environments for Seller’s products.

2.4 Intellectual Property Rights. Any rights to, or license to use, any of Seller’s trade names, trademarks, product designs, schematics, software, business or marketing plans, information or other intellectual property rights not specifically conveyed to Buyer as part of the Assets.

2.5 Insurance Rights. Any liability insurance (including any premium refunds due and owing thereunder now or after the date hereof) and any insurance proceeds, claims and causes of action with respect to or arising in connection with any assets that are not Assets to the extent insuring Seller with respect to liabilities not assumed by Buyer, including, without limitation, claims under any directors and officers policy.

2.6 Tax Assets. All claims for refund of taxes and other governmental charges of whatever nature.

3. Purchase Price.

3.1 Purchase Price. The total consideration to be paid by Buyer for the Assets shall be the assumption of the related liabilities described above, plus the payment of cash in the amount of U.S. $960,000 (the “Purchase Price”).

3.2 Payments. Buyer shall pay and deliver the Purchase Price to Seller as follows: in thirty-five (35) equal monthly payments beginning on November 1, 2006, and paid on the first day of the month thereafter until September 1, 2009, by wire transfer in the amount not less than $27,428.57. Buyer may prepay the balance of the Purchase Price at any time without premium or penalty. Any amount not paid when due shall accrue interest at the higher of 1% per month or the maximum amount allowed by law.

3.3 Prorations. Rental and lease charges, current taxes related to the Real Property Lease or the Personal Property, or other similar items of expense, and utilities related to the Real Property Lease or the Personal Property (collectively, the “Proration Items”) shall be prorated between Seller and Buyer as of the date of this Agreement. All Proration Items that represent obligations due or accrued in respect of periods prior to the date of this Agreement shall be paid in full or otherwise satisfied by Seller, and all Proration Items that represent obligations due and accrued in respect of periods after the date of this Agreement shall be paid in full or otherwise satisfied by Buyer.

4. Possession, Title and Condition of Assets.

4.1 Possession. Right to possession of the Assets shall transfer to Buyer on the date of this Agreement. Seller shall transfer and deliver to Buyer such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Assets, and Seller shall also make available to Buyer at its then existing location all documents in Seller’s possession that are required to be transferred to Buyer by this Agreement.

4.2 XL Telecom. Buyer is aware that a portion of the Personal Property being sold to Buyer under this Agreement is currently leased to XL Telecom under the Equipment Lease Agreement dated June 1, 2006 between Seller and XL Telecom (the “XL Telecom Lease”). Buyer is purchasing the Personal Property subject to the terms of the XL Telecom Lease.

4.3 Title to Personal Property. Seller will retain title to the Personal Property until receipt of the final payment of the Purchase Price and any other amounts that may be owing from Buyer to Seller under this Agreement. Once all payments hereunder have been made, Seller shall transfer all of Seller’s right, title and interest in and to the Personal Property to Buyer, free and clear of any liens and encumbrances thereon other than XL Telecom’s right to use a portion of the Personal Property under the XL Telecom Lease to the extent that it is still in effect. Seller agrees to execute a bill of sale or such other documents or instruments that Buyer may reasonably request for the purpose of evidencing the transfer of the Personal Property.

4.4 Condition of Assets. BUYER IS FAMILIAR WITH EACH OF THE ASSETS AND THEIR RESPECTIVE CONDITION. SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONDITION OR OPERATION OF ANY OF THE ASSETS, AND DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. BUYER IS PURCHASING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY ON AN “AS IS, WHERE IS” BASIS.

5. Buyer Covenants. Buyer agrees with Seller as follows, understanding that the breach of any of these covenants would be a material breach of this Agreement.

5.1 Protection and Maintenance of Personal Property. Until title to the Personal Property has transferred, Buyer shall (i) protect and keep the Personal Property at the JN Factory, and shall not enter into any agreement to transfer any rights to the Personal Property to any third party without Seller’s prior written consent; (ii) maintain the Personal Property or cause the Personal Property to be maintained in good operating condition and repair, ordinary wear and tear excepted, and accordance with manufacturer’s recommendations; (iii) pay on or before their due dates, all sales taxes, use taxes, personal property taxes, business personal property taxes, and assessments, or other direct taxes or governmental charges imposed on the Personal Property, and (iv) Buyer shall not place, or allow to be placed, any lien or encumbrance on the Personal Property.

5.2 Storage of Inventory. Buyer will supply Seller with a secure, segregated location to store Seller’s existing Inventory in the JN Factory for a period of up to six months. From time to time after the date of this Agreement, Seller will direct Buyer to stage, prepare for shipment, and deliver to a common carrier, certain portions of the Inventory. As full compensation for such storage and shipping preparation services, Seller shall reimburse Buyer for the cost of one full-time employee to manage the Inventory for as long as it remains in the JN Factory. Seller shall be responsible for payment of all shipping charges from the JN Factory.

5.3 Restriction on Competition. Until the Purchase Price has been paid in full, and for a period of five years thereafter, Buyer agrees that it will not provide, and will not permit the JN Factory to be used to provide, manufacturing and related services for products used in the fixed wireless telecommunications industry, without Seller’s prior written consent.

5.4 Further Assurances. Buyer agrees to perform any further action and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement, including without limitation taking such steps and executing such documents as may be necessary to secure the consent of the landlord to the assignment of the Real Property Lease and any other third party consents to the transaction contemplated by this Agreement.

6. Indemnification. Buyer shall indemnify, defend and hold Seller and its affiliates, directors, officers, shareholders, employees, attorneys, agents and other representatives from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel), including without limitation damages for personal injury or death, arising out of (i) any breach of any representation, warranty or covenant of this Agreement, (ii) Seller’s occupation of the premises under the Real Property Lease, (iii) Seller’s use of the Personal Property, (iv) Seller’s assumption of the Employee Agreements, and (v) Seller’s operation of its business after the date hereof.

7. Seller’s Remedies upon Default. Upon a failure to timely make any payment required under this Agreement when due, or breach of any other material term of this Agreement which is not cured within 30 days following notice from Seller of such breach, then, in addition to any other rights or remedies that Seller may have at law or in equity, Seller shall have the right, in Seller’s sole discretion, to declare a default and to (i) terminate Buyer’s right to use the Personal Property, (ii) retake possession of the Personal Property, and (iii) to enter into the JN Factory and permit its agents and other third parties the right to enter into the JN Factory for the purpose of inspecting, removing or selling the Personal Property.

8. Miscellaneous.

8.1 Entire Agreement and Amendment. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions or other agreements, oral or written with respect to its subject matter. This Agreement may only be amended or modified by the written agreement of the parties.

8.2 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of Republic of Korea, without reference or regard to the principles of conflict of laws. Any action arising out of this Agreement may be brought and maintained before a court having jurisdiction over the location where the JN Factory or the Assets are located and the parties hereto consent to the jurisdiction of such court.

8.3 Fees and Costs. Each party shall bear its own attorneys’ fees and expenses in connection with the negotiation, preparation and consummation of this Agreement. In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover it reasonable attorneys’ fees and costs.

8.4 Assignment. Neither party shall have the right to assign any of its rights or obligations under this Agreement to any third party without the other party’s prior written consent; provided, however, that Seller may assign its rights to Axesstel, Inc., a Nevada corporation. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

8.5 Notices. All notices to be given by any party to this Agreement to the other party shall be in writing, and shall be (i) sent by facsimile transmission; or (ii) personally delivered, at the addresses set forth below (or at such other address for a party as specified by like notice) and shall be deemed given when received if sent by facsimile transmission or personally delivered, or if mailed as provided herein, on the second business day after it is so placed in the mail.

The addresses referred to above are:

Buyer:	Park JongHeun
686-1 Gwaeryang-ri, Jeongnam
Hwaesong-si, Gyeongi, Korea
Fax:

Seller:	Axesstel, Inc.
6815 Flanders Drive, Suite 210
San Diego, California 92121
Attn: Marv Tseu
Fax: (858) 625-2110

Any party at any time may give notice to the other party of a different address other than that set forth above in accordance with the provisions of this Section.

8.6 Survival of Obligations. All representations, warranties and obligations of the parties set forth in this Agreement shall survive the date of this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts. Duly acknowledged facsimile signatures shall be deemed as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first above written.

“BUYER”	“SELLER”:

AXESSTEL KOREA, INC., a Korean limited liability company

/s/ J. H. Park	/s/ Marvin Tseu
Park JongHeun	By:	Marvin Tseu
	Its:	CEO

EXHIBIT A

REAL PROPERTY LEASE

A-1

EXHIBIT B

PERSONAL PROPERTY

2